EXHIBIT 99.1

News Release FOR IMMEDIATE RELEASE

Media Contact: Julie Pekarek Chief Marketing Officer 414.977.4254 jpekarek@merge.com

MERGE HEALTHCARE ADDS TO BOARD OF DIRECTORS

Milwaukee, WI, May 10, 2010 – Merge Healthcare (NASDAQ:  MRGE) appoints Mr. Jeff Surges to its Board of Directors.

Mr. Surges is currently the President of U.S. Sales for Allscripts Healthcare Solutions, Inc. and manages a team of over 350 employees.   Within the company’s functional organization he is responsible for all field sales, client sales, the Allscripts Distribution Network (ADN), Strategic Accounts, Inside Sales in addition to the Allscripts sales operations, sales support and sales education segments.

Most recently, Jeff was President of Allscripts Health Systems Group Business Unit, a business unit whose information technology solutions strengthens connectivity and drive better clinical and financial outcomes for hundreds of hospitals and thousands of post-acute care providers.

Jeff has nearly 20 years of experience managing high-growth technology companies in the healthcare and information services industries, most recently serving as President and Chief Executive Officer of Extended Care Information Network, Inc. (ECIN) before that firm’s December 2007 sale to Allscripts. He transformed ECIN from an early-stage, venture-backed start up to the industry leader in case management automation technology.

Prior to joining ECIN in October 1999, Jeff was President and General Manager of McKessonHBOC’s Resource Management Group, a division with over $100 million in annual revenue and an annual growth rate of over 40%. Jeff joined HBOC in 1997 from the acquisition of Enterprise Systems, Inc. where he served on the management team during their successful IPO and eventual sale of the company to HBOC.

“We are very excited to have Jeff join our Board,” says Justin Dearborn, Merge CEO.  “He brings valuable knowledge of the overall health IT market and experience in successfully integrating companies post acquisition and driving sales growth.  Jeff joins a group of business leaders who have worked hard on behalf of Merge with no cash compensation, and who have each personally invested in the company through common stock purchases.  Merge is fortunate to have this team guiding the corporation.”

Merge Healthcare develops and integrates information technology to create a better electronic healthcare experience.  Merge products, ranging from standards-based development toolkits to sophisticated clinical applications, have been used by healthcare providers, vendors and researchers worldwide for over 20 years. Additional information can be found at www.merge.com.

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Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.